Exhibit 4.5

Alibaba Intelligent Marketing Platform

Cooperation Agreement

(General Terms and Conditions for Business Agency + Particular Terms and Conditions for Agency)

Party A: Beijing Baosheng Technology Co., Ltd.

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Place of signing: Tianhe District, Guangzhou

Date of signing: [January] [1], [2022]

Party A and Party B

Party A: Beijing Baosheng Technology Co., Ltd.

Legal representative: Zhong Wenxiu

Unified social credit code:

Contact person: Cai Zilong

Tel:

Contract mailing address:

Recipient: Cai Zilong

Tel:

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Legal representative: Yang Huaiyuan

Unified social credit code:

Contact person: Yang Man

Tel:

Contract mailing address:

Recipient: Chen Yizhu

Tel:

After equal and friendly negotiation, Party A and Party B have agreed on the following terms and conditions concerning cooperation matters about Party B’s provision of technical services for Party A for mutual compliance. The Agreement consists of Part I General Terms and Conditions for Business Agency (hereinafter referred to as “General Terms and Conditions”), Part II Particular Terms and Conditions for Agency and Part III Other Terms and Conditions. Both parties shall strictly abide by the contents of the Agreement. The Agreement contain the basic clauses based on which both parties sign the Particular Terms and Conditions of Customer Framework Agreement (hereinafter referred to as “Particular Terms and Conditions for Customer Framework”), and constitutes a complete Cooperation Agreement (hereinafter referred to as “the Agreement”) together with the Particular Terms and Conditions for Customer Framework, Service Order (or Order Contract) and other related annexes. The Agreement and each of its separate components shall be legally binding on both parties. If written documents such as Particular Terms and Conditions of Customer Framework Agreement or Order Contract have not been signed and sent by both parties, the validity of the Agreement will not be affected. Both parties may conduct cooperation according to the communication results via written communication methods agreed herein.

Part I: General Terms and Conditions for Business Agency

The General Terms and Conditions for Business Agency contain the basic clauses based on which Party A and Party B conduct technical cooperation. Both parties agree that Party B shall provide technical services for Party A through its website or software system; Party A shall pay technical service fees to Party B and handle other related cooperation matters according to the payment and settlement methods and prices as agreed by both parties or as agreed in the Particular Terms and Conditions for Agency, Particular Terms and Conditions of Customer Framework Agreement or Order Contract.

In the Agreement, either party may be referred to as “the party”, and Party A and Party B collectively referred to as “both parties”.

I. Definitions and Interpretation

1.1.	Partner:

The term “partner” herein refers to Party A, which includes both the agent in cooperation with Party B (hereinafter referred to as “the Agent”) and the direct customer depending on the different contracting subjects of Party A and cooperation methods.

1.2.	Direct customer:

The term “direct customer” refers to the partner who directly signs a contract with Party B and provides technical services hereunder. The direct customer and customer have different meanings herein.

1.3.	Agent:

The term “agent” referred in the name and terms of the Agreement is a common term in the business field. That is, Party A is entrusted by its customers to apply for services from Party B, and independently bears corresponding legal responsibilities as an agent. The agent shall not, in any express or implied way, mislead the customer that it represents Party B.

1.4.	Party B’s software system (referred to as “Party B’s System”):

It refers to the network technology software system developed and operated by Party B or its related parties, through which Party A can directly upload designated information; at the same time, the functions of the system also include statistical management of the number of clicks and views assuming that Party A’s designated information can be finally clicked and viewed by users.

1.5.	Party B’s system account:

It refers to the unique digital number (“User ID”) that identifies Party A’s identity when Party A uses Party B’s services, and the user name and password provided by Party B will be associated with this account. Party A may set up sub-accounts in Party B’s system account, and transfer money to each sub-account through Party B’s system account (the minimum amount shall not be less than RMB 5,000 or the minimum amount limited by the account). Party A is responsible for associating the user name and password of the sub-account.

1.6.	Party B’s technical service platform (referred to as “Party B’s Platform”):

It refers to the client software or platform (including the released retrospective versions and versions to be released in the future) which is configured and applied to Android, IOS and other mobile terminal operating platforms and owned by Party B or its related parties according to law or based on cooperation between Party B and other third parties as well as the related websites (hereinafter referred to as “Party B’s Website”) which Party B has right to operate.

1.7.	Designated information:

It refers to the information content provided by Party A, including but not limited to links, text descriptions, pictures and videos, as well as pages appearing after clicking.

1.8.	Technical services:

Technical services refer to the technical services provided by Party B for Party A by means of Party B’s System, which can be operated by Party A and enable the designated information of Party A to be dynamically stored, analyzed, sorted and calculated according to certain rules, and output information and data processing results. Party A can operate the functions of push condition setting, selection of technical service platform and data analysis through Party B’s System.

1.9.	Service fee:

It refers to technical service fee that Party A shall pay to Party B for using the services provided by Party B as listed in the Agreement, which may be referred to as “service fee” herein.

1.10.	Customer:

It refers to the civil and commercial subject that entrusts the Agent to use the technical services provided by Party B on Party B’s System.

II. Contents and Methods of Cooperation

2.1.

Party A and Party B confirm that Party B will provide technical services for Party A through Party B’s System/Platform/Website through bidding or non-bidding. Party B will provide services according to the operation of Party A or the customer in Party B’s System, and enable the designated keywords and designated information of Party A or the customer to be displayed in the foreground, or information to be dynamically collected, processed, stored, retrieved and calculated according to certain rules, and data processing results to be obtained. Party A can set push conditions and analyze data through Party B’s System, so as to make it possible for designated information of Party A or the customer to obtain a better ranking position.

2.2.

Assessment: In the cooperation hereunder, the Agent will assess Party A’s business operation ability reflected in the cooperation based on voluntary acceptance of Party B’s consideration of long-term cooperation, and the assessment policy will be agreed in the Particular Terms and Conditions of Agency Distribution Agreement and Party B’s notice or announcement.

2.3.

All designated information uploaded by Party A on Party B’s System/Platform/Website shall comply with current laws and regulations of China, and there shall be no infringement of the legal rights of other third parties.

2.4.

The above designated information shall be approved by Party B before it can be displayed or optimized by technical services. Once approved, the designated information shall not be modified or changed at will.

2.5.

For Party A or the customer who needs to use Party B’s System, if Party A or the customer registers itself through Party B’s System and becomes a registered user of the system, they can independently operate the designated keywords and designated information through Party B’s System. The operation of Party A or the customer shall comply with the specification requirements of Party B and the requirements of laws, regulations and policies. Party A shall keep secret its user name and password for login of Party B’s System and shall not disclose them to a third party. If Party A improperly keeps its account, the losses caused thereby shall be borne by Party A.

2.6.

Party A and Party B confirm that all statistical data hereunder (including but not limited to PV, UV, cooperation income, clicks and downloads of released information) shall be subject to Party B’s statistical methods and results, unless a third-party data monitoring company is designated to provide statistical data services of push or otherwise agreed by both parties. Party B’s System enables balance enquiry via accounts of Party A and the customer, and Party A or the customer can inquire relevant data in real time through Party B’s System Platform. At the same time, Party B guarantees the objectivity and truthfulness of the statistical data.

2.7.

If Party A has any objection to the statistical data, it shall raise a written objection to such data in the previous month before the first three working days of the next month, and both parties shall jointly confirm the data. If Party A does not raise a written objection during the aforesaid period, it shall be deemed that Party A has accepted Party B’s statistical data on clicks of last month and that Party B is qualified to perform the service of last month.

III. Special Agreement on Rights and Obligations

3.1.	Representations and warranties of Party A and Party B for qualification
3.1.1.

Both parties guarantee that it is an independent legal person legally incorporated and validly existing in accordance with the relevant laws of the People’s Republic of China, and meanwhile fully enjoys the legal capacity for civil rights and civil conduct, which is sufficient to enable it to exercise its rights and perform its obligations hereunder. Meanwhile, when both parties exercise their rights or perform their obligations hereunder, their actions will not violate any restrictions of applicable laws binding on them, nor will they infringe on the legitimate rights and interests of any third party outside the Agreement;

3.1.2.

The legal representatives or authorized agents of both parties have obtained full and complete legal qualifications or authorization to sign the Agreement on behalf of their respective legal organizations;

3.1.3.

Party A shall inform Party B before changing its equity, company name, legal     representative, directors, supervisors and core executives, and Party B has the right to judge whether the above changes have a significant impact on this cooperation and decide whether to continue cooperation. If Party A fails to inform Party B of the above changes in advance, Party B has the right to terminate the cooperation and cancel Party A’s agency right.

3.2.

Party A shall truthfully disclose customer information to Party B, and is obliged to require the customer to provide relevant supporting documents. The supporting documents shall include, but are not limited to, qualification certificates for production or operation issued by relevant government departments, information audit certificates (if necessary), trademark registration certificates obtained in China and other supporting documents stipulated by laws and regulations. It is required to ensure that the information content is true, legal and healthy, and submit such documents to Party B when Party B deems it necessary.

3.3.

Party A shall ensure that it and the customer have legal and true qualifications, and that the information content has been approved by relevant government departments (if necessary). If Party B receives any request, appeal, application, etc. from a third party or is warned, punished or fined by any administrative law enforcement department due to insufficient qualifications and supporting documents of Party A or the customer, defects in authenticity, etc. Party A shall compensate Party B for the losses, including but not limited to attorney fees, legal fees, travel expenses, notarial fees and all other reasonable expenses.

3.4.

Party A guarantees that such information resources as text, pictures, videos or links provided by it does not contain any content that violates relevant national laws, regulations, policies, notices, directives and international treaties recognized or acceded to by the People’s Republic of China, including but not limited to contents that endanger national security, have attributes of obscenity, falsehood, fraud, insult, slander, intimidation or harassment, infringe on or are suspected of infringing on intellectual property rights, personal rights or other legitimate rights and interests of others, and violate public order and good customs.

3.5.	Party A’s information shall not involve any content in violation of laws and public order and good customs, including but not limited to:

3.5.1.Endangering national security, revealing state secrets, subverting state power,   undermining national unity, and damaging national honor and interests;

3.5.2.Inciting national hatred or discrimination and undermining national unity;

3.5.3.Destroying national religious policy and propagating heresy and feudal superstitions;

3.5.4.Spreading rumors, disturbing social order and undermining social stability;

3.5.5.Spreading obscenity, pornography, gambling, violence, murder, terror or abetting crimes;

3.5.6.Insulting or slandering others and infringing on legitimate rights and interests of others;

3.5.7.Web pages or software content containing viruses or other malicious fee deduction codes;

If Party A violates this clause, Party B has the right to refuse to display or delete such information at any time after display, will not display all the information submitted by Party A through system settings, and has the right to unilaterally terminate the Agreement. Termination of the Agreement will not exempt Party A from paying to Party B the fee for services already provided, and the remaining fees will not be refunded.

3.6.

Party A understands and undertakes that there is no contractual relationship between the customer and Party B, and all the rights and obligations of the customer under the Agreement shall be exercised and performed by Party A. Meanwhile, any disputes, objections, disputes, requests, demands or appeals between Party A and the customer based on the transactions hereunder shall be settled by Party A and the customer, and Party A shall exempt Party B from all responsibilities, including but not limited to tort compensation, compensation for overdue payment, etc.

3.7.

Party A understands and agrees that Party B can adjust the platform system, and Party B can configure the role of business agent and service agent for Party A in Party B’s Platform based on the cooperation hereunder, so that Party A can better provide services for its customer. Party A shall abide by Party B’s management rules and standards (including requirements for business agency and service agency); Party B may also provide system services according to the authorization requirements between Party A’s customers and service agents.

3.8.

If Party A wants to act as a service agent for a customer alone, it may sign a service agency cooperation agreement separately upon consent of Party B and/or its affiliates, and Party A shall provide services as entrusted by its customer.

3.9.	Party B has the right to review the information content and form and qualification of relevant documents provided by Party A. In case any non-compliance with laws and regulations is found or Party B has reason to believe that the content display will bring adverse effects to Party B, Party B has the right to demand Party A to revise the content within 3 days after receiving the written (including e-mail) modification notice from Party B; Party B has the right to refuse to display the content before Party A modifies it according to Party B’s requirements, and Party B shall not bear any responsibility for the service delay caused thereby. If the normal development of Party B’s business is affected due to Party A’s refusal to modify the content or content modification beyond the time limit, Party B has the right to unilaterally terminate the Agreement and demand Party A to compensate it for all economic losses incurred during the delay period.

3.10.

If Party A or the customer needs to modify or even replace the designated information, it should apply to Party B in writing or via system application at least 3 working days in advance, and the new designated information can only replace the original information after being approved by Party B. If the designated information is modified or replaced without Party B’s review, Party A shall be deemed as breaching the Agreement and shall be handled in accordance with the terms of liability for breach of contract herein.

3.11.

If the third party complains to Party B that the information content designated by Party A and the products/services corresponding to the linked pages are illegal or fraudulent and provide legal basis, Party B has the right to immediately make offline or delete concerned products or pages. Meanwhile, Party B will suspend providing services for Party A, and Party A shall bear the consequences caused thereby. The suspension of service stipulated in this clause shall not exempt Party A from paying to Party B the fee for services already provided. If the judicial organ or administrative agency determines that the complaint by a third party is established, the remaining amount of service fee shall not be refunded, and Party A shall compensate Party B for all losses.

3.12.

Party B’s approval of the qualifications and information content of Party A and the customer does not exempt Party A and the customer from assuming their due responsibilities while their qualifications or content violate relevant laws and regulations.

3.13.

In the case of non-bidding resources in technical services, if wrong broadcasting or missed broadcasting is caused by Party B, supplementary services shall be provided for Party A according to the principle of a supplementary service per missed broadcasting.

3.14.	Restriction on the transfer of rights and obligations and prohibitive agreement on fraudulent performance

3.14.1 The rights and obligations hereunder shall not be transferred unilaterally by either party in any way unless subject to legal conditions or agreed by both parties in writing;

3.14.2 Both parties hereto shall not damage the interests of users and mutual reputation by fraud and other improper means, and are strictly forbidden to deliberately increase or decrease the clicks or visits by various malicious means for the purpose of obtaining illegitimate benefits. Once found, the act will be deemed as fraudulent performance of the Agreement, and the non-responsible party has the right to terminate the Agreement immediately and unconditionally, and submit it to the national public prosecution organ for judicial handling.

3.15.

Both parties undertake to abide by the applicable laws and regulations on protecting personal information and privacy and freedom of correspondence and ensuring the safe operation of the network. Party A undertakes in terms of the transmission of personal information as required for performance of the Agreement:

(1) Personal information has been de-identified in accordance with the requirements of applicable information protection laws before transmission;

(2) The transmitted personal information is complete, accurate and up-to-date;

(3) The transmitted personal information has been provided with security measures such as encryption;

(4) When collecting personal information, it has fulfilled its obligation to inform the subject of personal information in accordance with the requirements of applicable information protection laws, and has obtained the authorization of the subject of personal information to process personal information under the Agreement and provide personal information for Party B; if it involves obtaining personal information from a third party, Party A undertakes to ensure that the third party has fulfilled the above notification and authorization requirements. Party A will provide written proof of such authorization as requested by Party B;

(5) When transmitting personal information to Party B, it has implemented the provisions of applicable laws and the security measures required by Party B;

(6) It undertakes not to transmit personal information collected in violation of applicable information protection laws or without the authorization of the corresponding subject of personal information to Party B.

3.16.

Both parties undertake not to crack the data or data analysis results returned by the other party by means such as reverse engineering, decompilation or disassembly, or attempt to track, locate or reversely infer the specific user or users’ personal information by other means; the advertising identifier, advertising space information, advertising demand information and advertising consumption information data information obtained through this cooperation will be only used for the purposes, methods and scope described in the Agreement or other written requirements of both parties, and will not be used for other purposes without the written authorization of the other party.

3.17.	Both parties undertake that the data obtained in this cooperation will not be transferred across borders to countries and regions outside the People’s Republic of China.
3.18.

Both parties agree that the remaining part of the deposit (if any) paid by Party A to Party B or Party B’s affiliates based on previous cooperation with Party B or Party B’s affiliates (that is, the amount after deductions or other deductions from the original deposit) shall be disposed of according to Party B’s requirements. Party A shall make up the deposit according to the deposit terms (if any).

IV. Limitation of Liability

4.1.

Party A undertakes not to pursue Party B’s legal responsibility in case Party A’s original service plan cannot be carried out normally due to upgrade or change of Party B’s System, but Party B is obliged to try its best to avoid service interruption or limit the interruption to the shortest time.

4.2.

Party A confirms and agrees that Party B will not make any express or implied guarantee or commitment to the clicks, visits and business performance of the information content available to Party A and the customer by using this service. Party B does not guarantee that the service content will be clicked or viewed by users after providing the service.

4.3.

Party A shall bear all the compensation liabilities for the losses that Party B and (or) other relevant third parties suffer (including but not limited to compensation, legal fees, attorney fees, notarial fees, etc. that must be paid according to law) due to Party A’s violation of the Agreement. Party A agrees that Party B has the right to cancel Party A’s account in Party B’s System at any time after the above situation occurs, and deduct the above expenses and/or loss compensation from the amount already paid by Party A.

4.4.	In order to protect Party A’s rights and interests, Party B may suspend the provision of services while discovering abnormalities in the information contents and accounts of Party A or the customer.
4.5.

If the above-mentioned third party that complains to Party B that the information content designated by Party A and the products/services corresponding to the linked pages are illegal or fraudulent and provide legal basis requests Party B to disclose the basic information of Party A and the customer according to laws, regulations and policies of the competent authority, including and only including name, address and contact information, Party A will accept that Party B’s disclosure does not violate the confidentiality clause of the Agreement. If the competent administrative authority and judicial organ demand Party B to disclose information beyond the above scope, Party B will not violate the relevant confidentiality clause of the Agreement.

4.6.

Party B will provide corresponding security measures using existing technology to ensure the safe and normal provision of service. However, due to possible computer viruses, network communication failures, system maintenance and other factors and possible force majeure events, Party B cannot guarantee the absolute security of the service and normal provision of service under any conditions. Party A shall understand it and shall not require Party B to bear the responsibility under the following circumstances:

(1)	System downtime maintenance;
(2)	Failure of service equipment, communication or any equipment to transmit data or delay, inaccuracy, error, omission, etc.;
(3)	Due to force majeure factors such as typhoon, earthquake, tsunami, flood, power outage, war, terrorist attack, etc., it is impossible to carry out business due to system obstacles;
(4)	Service interruption or delay due to hacker attack, technical adjustment or failure of telecommunications sector, website upgrade, third-party problems, etc.;
(5)	Failure to serve or delay in service caused by government actions and orders of international and domestic courts.

4.7.

Party A confirms that its request to provide services for its designated information is made based on its independent judgment at its own risk. Party A shall be solely responsible for the loss (if any) that may be caused by the loss of its computer system or data.

4.8.	Party A agrees that Party B shall not assume any responsibility under any of the following circumstances:

(1) Failure to provide the service not because of the intention or negligence of Party B;

(2) Party A and/or any third party suffer losses due to Party A’s intention or negligence;

(3) Party A violates the Agreement or Party B’s system rules. The system rules include the rules listed in the Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations and the express operation specifications in Party B’s System.

4.9.

Party A is fully responsible for the authenticity, legality, accuracy, and integrity of intellectual property rights and other rights of the network information, designated information content and the goods/services corresponding to the information (if any), so Party A shall independently assume the audit responsibility for the above matters. Party A shall be fully responsible for any disputes, complaints or government penalties arising from the above matters. If Party B first pays compensation or fine, Party A shall make full compensation for Party B’s losses (including but not limited to the fines imposed by administrative law enforcement departments, compensation, legal fees, attorney fees, notarial fees, etc. that must be paid by according to law) within 15 working days.

4.10.

As the party providing technical services hereunder, Party B guarantees to Party A and the customer that its intellectual property rights, operation rights and other rights over Party B’s Platform, Party B’s System and Party B’s Website comply with relevant national laws and regulations, and do not infringe upon the legitimate rights and interests of any third party outside the Agreement. In case of any right defects in the actual operation process or right claims by any third party outside the Agreement, Party B is obliged to ensure that Party A and the customer are exempted from liability, and take necessary measures to remove obstacles to the exercise of rights and performance of obligations under the Agreement.

V. Agreement Liability

5.1.	Liability for negligence in contracting

Both parties hereto guarantee that they are legally qualified to engage in the cooperation hereunder and that they are not in breach of the representations and warranties for qualification under Clause 3.1 hereof. In case of contracting negligence or invalidation of the contract due to the disqualification of the subject of the Agreement, the qualified party has the right to unilaterally terminate the Agreement upon written notice, and pursue civil liability against the disqualified party for the actual losses caused by the latter’s contracting negligence.

5.2.

If the information submitted by Party A or its customers contains content involving false propaganda or other violations of relevant laws and regulations, Party B has the right to unilaterally terminate the Agreement and compensate Party B for all economic losses caused thereto.

5.3.

If Party A and the customer violate regulations in the process of accepting services, they shall be punished by Party B according to the Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations. For the definition of violations, please refer to the Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations (Annex).

5.4.	Liability for breach of confidentiality obligation

On the premise of ensuring the integrity and legality of the right to disclose confidential information to the Receiving Party, if the Disclosing Party suffers losses due to the Receiving Party’s refusal to perform its confidentiality obligations hereunder or implements the prohibitive clauses in 6.5, the Receiving Party shall bear the liability for compensation to the Disclosing Party, and the amount of compensation shall be limited to the actual loss of the Disclosing Party. If the Receiving Party’s behavior is seriously negligent or intentional, resulting in serious consequences of leaking secrets, the Disclosing Party has the right to directly pursue the legal responsibility of the Receiving Party to the public prosecution organ through judicial channels.

5.5.

Party A shall sign and accept the Agreement Letter of Integrity and Honesty (Annex), and shall neither provide any form of illegitimate interests for the employees, consultants and close relatives of employees or consultants of Party B and its affiliates, or conduct other acts that violate the contents of the Agreement Letter of Integrity and Honesty. Otherwise, Party A agrees that Party B has the right to terminate the Agreement immediately, and Party A shall bear the liability for breach of contract to Party B by (a) taking 30% of all expenses already paid by it to Party B under the Agreement as liquidated damages; or (b) providing the total amount of any form of illegitimate interests as liquidated damages, whichever is higher.

5.6.	Liability for breach of contract in defective performance of payment obligation

In case both parties have agreed on the payment date and payment days, after Party B provides Party A with the technical services hereunder, if Party A refuses to punctually perform or delays its payment obligations to Party B, Party B has the right to demand Party A to correct the defective performance behavior and pursue liquidated damages against the customer at 5 ‰ of the total amount due to be settled in the current month per day. If the defective performance of the customer’s payment obligations has lasted ten (10) days, Party B has the right to unilaterally terminate the performance under the Agreement. The payment of liquidated damages does not mean the discharge of Party A’s debts hereunder, and Party A still needs to fulfill its payment obligations to Party B according to as agreed herein.

5.7.	Other liability clauses as agreed in other provisions hereof.

VI. Confidentiality and Website System Security

6.1.	The confidential information involved in the Agreement mainly specifies the following contents
6.1.1

Management information, including but not limited to: business planning and plan, production and operation performance and financial data, existing and expected customer and supplier information, financial information, human resources data, business operation documents, and other similar information;

6.1.2

Technical information, including but not limited to: know-how and ideas, design, process flow, technology and integration scheme, implementation plan, consulting report, computer program (including source program and object code), and other similar information;

6.1.3

Information provided by both parties in order to realize the purpose of the contract in the early stage of or during the cooperation, including but not limited to: cooperation contract, agreement, meeting minutes, overall implementation and process details of the project (including but not limited to: all the information learned by the customer through the inquiry channel of Party B), and other similar information.

6.1.4	Other confidential information indicated in a certain form.

6.2.	The following information will not be regarded as confidential information
6.2.1	Information that is known to the public when it is obtained.
6.2.2	Information that is known to the public on the Receiving Party’s part after being obtained.
6.2.3	Express information obtained from a third party with legal rights, without the obligation to keep it confidential.

6.3.	Release of confidentiality obligation
6.3.1	The information has been or will be made available to the public for reasons not attributable to the Receiving Party.
6.3.2	The Disclosing Party provides the information to a third party without requiring the latter to perform the confidentiality obligation.
6.3.3

There is objective evidence that the Receiving Party has known or obtained the information transmitted by the Disclosing Party before accepting such information. Or the Receiving Party has independently developed in this respect by relying on persons who do not have direct or indirect access to the confidential information provided by the Disclosing Party.

6.3.4

It is impossible to continue confidentiality due to the compulsory order or execution of the administrative organ or judicial organ. If the Receiving Party is unable to notify the Disclosing Party before or when the information is forced to be disclosed, it shall give the Disclosing Party a timely and reasonable written notice after the forced disclosure.

6.3.5	The legal conditions for discharging the confidentiality obligation have been met.

6.4.	Right statement of the Disclosing Party

The Disclosing Party shall guarantee the accuracy and completeness of the confidential information that it discloses to the Receiving Party. The Disclosing Party has the complete and lawful right to disclose part or all of the confidential information to the Receiving Party.

6.5.	Right exercise and confidentiality obligation of the Receiving Party

The Receiving Party has the right to authorize employees (including but not limited to employees of its branches) who are required to know the confidential information due to business needs to use and access to such information. In addition, such employees know and agree to comply with the relevant provisions of the Agreement. It is sufficient to for employees to comply with all the terms of the Agreement by performing an appropriate written agreement between them and the Receiving Party. Without the prior written authorization or consent of the Disclosing Party, the Receiving Party shall not:

6.5.1	Disclose any confidential information to any third party;
6.5.2	Use confidential information for the benefit of a third party;
6.5.3	Use confidential information for purposes other than those hereunder.

6.6.	Statement of collateral obligations

This confidentiality obligation is a statutory collateral obligation for the performance of the Agreement. After the completion and termination of the Agreement, the obligations involved in the above confidentiality clauses shall not be exempted by the termination of the Agreement except in accordance with the terms and conditions of Clause 6.3.

6.7.	System security:

Party A shall ensure the security of its own website and the customer’s website and system operation, and the transmitted information shall not contain any malicious codes and programs, will not affect the normal operation of the website system and will not infringe on the legitimate rights and interests of users and customers.

Part II: Particular Terms and Conditions for Agency

Both parties jointly confirm that they will strictly follow the contents of the Particular Terms and Conditions for Agency. The Particular Terms And Conditions for Agency, General Terms and Conditions, Particular Terms and Conditions of Customer Framework Agreement, Order Contract and other related annexes constitute a complete Cooperation Agreement on Alibaba Intelligent Marketing Platform The Agreement and each of its separate components shall be legally binding on both parties. Meanwhile, both parties make it clear that the signing of the Particular Terms and Conditions for Agency will cover all previous agreements made by both parties orally or in writing. Both parties shall implement them as agreed before signing, and both parties shall implement them according to the Particular Terms and Conditions for Agency after signing.

Both parties agree that Party B shall provide technical services for Party A through its website or software system; Party A shall pay technical service fees to Party B and handle other related cooperation matters according to the payment and settlement methods and prices as agreed in the Particular Terms and Conditions for Agency.

I. Cooperation Policy

1.1 Party A, as the technical service partner of Party B, shall provide Party B with high-quality customers, customer account management and other services, and accordingly Party B shall offer rewards to Party A according to the Agreement.

1.2 For details of specific cooperation policies under the Agreement, please refer to the management policies and standards of Intelligent Marketing Platform.

1.3 During the validity period of the Agreement, Party B has the right to change the specific contents of the above policies according to its own operational needs or other considerations. Party B shall notify Party A in writing or by mail of any modification or supplement to the policy content, and both parties shall implement the new polies in the next quarter after the policy change date. The implementation of the new policies is not retroactive.

II. Customer Scope and Assessment Rules

2.1	Party A’s customer scope shall strictly follow the platform rules such as customer development rules issued on the Intelligent Marketing Platform of Alibaba Intelligent Information Business Group.

2.2 Agent assessment rules: Party A, as the partner of Party B, shall accept the assessment made by Party B to Party A and meet the assessment requirements of Party B. The assessment requirements for Party A proposed by Party B shall be implemented in accordance with the KA Agent Access Standard of Alibaba Intelligent Marketing Platform (the specific designation of Party B shall prevail).

2.3. In case the agent has committed serious violations, Party B, its affiliates and the Intelligent Marketing Platform of Alibaba Intelligent Information Business Group have the right to terminate agent cooperation. For detailed criteria for violation judgment and assessment standards, please refer to the Management Measures for KA Agents of Alibaba Intelligent Marketing Platform formulated by Party B (the designation of Party B shall prevail, and any modification of relevant rules will not affect the previously established rewards or penalties).

III. Payment

3.1. Payment method

The payment method agreed by both parties in the Particular Terms and Conditions for Agency is  B   .

A. Prepayment method.

Party A shall remit the fee for purchasing services to Party B’s account in advance. The premise for Party B to provide technical services is that it has received the prepayment from Party A, and Party A shall pay attention to the account balance at any time and top up it in time. Otherwise, when the consumable amount is zero, the designated keywords will automatically go offline and the account will be frozen.

B. Unfixed payment days.

Party A shall pay service fee in full before the payment date determined by both parties. The relevant rules shall be subject to the Credit Management Rules of Alibaba Intelligent Marketing Platform issued by Party B (the designation of Party B shall prevail), and Party B may adjust the management rules according to its own operating conditions and market conditions. The payment days determined before the adjustment date shall be handled according to the original rules, and the payment days after the adjustment date shall be determined according to the new rules.

C. Fixed payment days for post-payment.

Party B shall provide Party A with a fixed payment days, and Party A shall pay service fee in full within payment days before the fixed payment date. The fixed payment days stipulated in the Particular Terms and Conditions for Agency is          . If both parties agree to change the payment days within the validity period of the Particular Terms and Conditions, or Party B changes the payment days as agreed in the contract, the new payment days will be implemented in the next settlement cycle from the date of change.

3.2. Information of Party B’s collection account:

[Wolong Juyao]

Account name: Guangzhou Juyao Information Technology Co., Ltd.

Opening bank and account No.:

[Huichuan Juyao]

Account name: Guangzhou Juyao Information Technology Co., Ltd.

Opening bank and account No.:

3.3. Invoice: Party A shall provide Party B with accurate and complete invoicing information, and Party B shall issue to Party A formal invoices that meet the requirements of tax authorities after providing services and receiving payment from Party A.

IV. Specific Implementation of Cooperation Policies

4.1 Both parties shall check the business situation of the previous quarter in the first month of the next quarter after Party A has made payment as agreed herein, and Party B shall submit it in writing. Both parties shall jointly determine the reward amount of this quarter.

4.2 Both parties agree that for quarterly rewards, they shall jointly confirm the actual accumulated service fee incurred by Party A in the previous quarter through the designated contact person and email address in the next quarter, and jointly confirm the reward amount in the previous quarter according to the agreed reward ratio. Settlement shall be made upon confirmation by both parties.

4.3 For the annual rewards, both parties shall jointly confirm the actual accumulated service fee incurred by Party A in current year through the designated contact person and email address in the first quarter of the next year, and jointly confirm the annual reward amount of the previous year according to the agreed reward ratio. Settlement shall be made upon confirmation by both parties.

4.4 Information of Party A’s collection account:

Account name: [Beijing Baosheng Technology Co., Ltd.]

Opening bank and account No.:

4.5 If Party A has overdue service fee and still fails to pay it after Party B’s urging, Party B has the right to deduct the corresponding amount overdue by Party A from the quarterly rewards and annual rewards, and then pay the remaining reward amount to Party A.

Part III: Other Terms and Conditions

I. Termination Clause

1.1 Both parties agree that either party may terminate the cooperation in advance in writing if it completes the following matters:

(1) Both parties confirm that the cooperation on each platform has been completed;

(2) The financial settlement of transactions is completed.

1.2 Both parties agree that either party has the right to terminate the contract by giving a written notice to the other party under any of the following circumstances:

(1) If either party goes bankrupt or enters bankruptcy liquidation procedure, the procedure has not been revoked within 14 natural days;

(2) The revocation, revocation of business license and dissolution of either party’s subject;

(3) Either party is unable to continue to perform the Agreement due to force majeure events;

(4) Party A fails to pay the service fee in full and on time within the payment time agreed by both parties, and fails to pay the service fee and liquidated damages in full after being urged by Party B;

(5) Party B may notify the other party by e-mail seven working days in advance according to its own business needs to terminate the Agreement, which is not regarded as a breach of contract. If the Agreement is terminated, in order to protect the interests of the customer, if the customer still has unconsumed prepayment, the unconsumed amount shall be postponed for consumption until it is consumed. Or at the request of Party A, Party B may refund Party A according to the refund process;

(6) Party A (i.e., the Agent) signs cooperation access documents with Party B before formal cooperation (agreement on relevant cooperation preconditions), and Party A fails to meet the conditions and standards agreed in the access documents;

(7) Party A has chosen to accept the assessment by Party B and fails to pay the deposit (if any) in full and on time according to the assessment rules, or Party A fails to meet the assessment standards and seriously violates regulations;

(8) Party A transfers any rights and obligations hereunder to a third party in any form without the written consent of Party B;

(9) Party A uses the brand, trademark and enterprise name of Party B and its affiliates fraudulently or beyond the scope as agreed in the Agreement, or Party B and its affiliates suffer from goodwill loss due to Party A’s promotion in violation of laws and regulations;

(10) Other termination matters agreed herein.

II. Miscellaneous

2.1 Party A agrees to abide by the relevant rules concerning services published and updated by Party B from time to time through its system or platform or other means, including but not limited to information uploading, click statistics management, etc.

2.2 During the validity of the Agreement, either party shall not use the other party’s brand and logo without authorization except as expressly stipulated in the Agreement. After the termination of the Agreement, neither party shall use the other party’s brand and logo for any commercial purpose without authorization.

2.3 The entry into force, interpretation, execution, jurisdiction and dispute settlement of the Agreement shall be governed by the laws of the Mainland of the People’s Republic of China. Any dispute arising from or in connection with the Agreement shall be under the jurisdiction of the people’s court of the place where Party B is located.

2.4 Any notices and written letters between the parties must be in Chinese and sent by e-mail, fax, personal service (including express mail) or registered mail to the mailing address specified in the first part of the Agreement.

2.5 If the notices and letters are delivered by facsimile, the date of receipt shall be the exact time shown in the facsimile transmission record; provided that if the fax is sent after five (5) pm on that day, or the time of the place of the Receiving Party is not a working day, the date of receipt shall be the working day following the time of the place of the Receiving Party; if the notices and letters are delivered by e-mail, they shall be deemed to have been served on the next working day from the date of sending the e-mail; if the notices and letters are delivered by personal service (including express mail), the date of receipt shall be the date of receipt by the Receiving Party.

2.6 Both parties agree that the following email address is the designated contact information. Both parties shall communicate with each other on the specific implementation of the matters agreed herein. During the period when the Particular Terms and Conditions are not signed, both parties can conduct cooperation according to the cooperation standards agreed by the above-mentioned contact persons through the agreed mailbox, and the content expression (without changing the substance of the Agreement) can be used as the basis for both parties to implement the Agreement, specifically as follows:

E-mail with suffix of @bsacme.com designated by Party A (or mailbox) shall serve as the contact information for both parties to notify each other and confirm the content;

E-mail with suffix of @alibaba-inc.com designated by Party B shall serve as the contact information for both parties to notify each other and confirm the content;

If the contact information changes within the validity period of cooperation, the other party shall be notified in time. Otherwise, any loss caused by failure to notify in time shall be borne by the party who is indolent to notify the other party.

2.7 Party A shall not disseminate remarks detrimental to Party B and its affiliates, as well as the Intelligent Marketing Platform of Alibaba Intelligent Information Business Group, and otherwise Party A agrees that Party B has the right to punish Party A by reward deduction and even terminate the cooperation with Party A under serious circumstances.

2.8 Party A and its related parties know and agree that Party B has the right to adjust the current platform name (referring to “Intelligent Marketing Platform of Alibaba Intelligent Information Business Group” or “Alibaba Intelligent Marketing Platform”). If Party B adjusts the platform name, it does not need to notify Party A and its related parties separately. The name of Party B’s Platform shall be subject to Party B’s publicity or notice. The change to the name of Party B’s Platform does not affect the rights and obligations of both parties under the original platform name, and Party A shall still abide by the original platform management system and rules.

2.9 The Agreement shall be valid from [January] [1], [2022] to [December] [31], [2022].

2.10 In the event of any conflict between the Particular Terms and Conditions for Agency and the General Terms in terms of application hereunder, the provisions of the Particular Terms and Conditions for Agency shall prevail.

2.11 The Agreement shall come into force after being sealed by both parties. The text of the Agreement shall be made in duplicate, each of which shall be held by each party.

———— (Remainder of this page intentionally left blank)————————

Party A: Beijing Baosheng Technology Co., Ltd.	Party B: Guangzhou Juyao Information Technology Co., Ltd.

(Seal)	(Seal)

Date of signing: YY/MM/DD

Annex: Scanned copy of Party A’s business license (stamped with the official seal of Party A)

Alibaba Intelligent Marketing Platform

Cooperation Agreement

(Service Agent Terms)

Party A: Beijing Baosheng Technology Co., Ltd.

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Place of signing: Tianhe District, Guangzhou

Date of signing: [January] [1], [2022]

Information of Party A and Party B

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Legal representative: Yang Huaiyuan

Unified social credit code:

Contact person: Yang Man

Tel:

Contract mailing address:

Recipient: Chen Yizhu

Tel:

Party B: Beijing Baosheng Technology Co., Ltd.

Legal representative: Zhong Wenxiu

Unified social credit code:

Contact person: Cai Zilong

Tel:

Contract mailing address:

Recipient: Cai Zilong

Tel:

Service Agent Terms

After equal and friendly negotiation, Party A and Party B have agreed on the following terms and conditions concerning cooperation matters about Party B’s provision of technical services for Party A for mutual compliance.

The Alibaba Intelligent Marketing Platform Cooperation Agreement - Service Agency Terms contain the basic clauses based on which both parties conduct technical cooperation in which Party A’s customers entrust Party B to perform account maintenance and optimization so as to better serve Party A’s customers, improve the push effect of Party A’s customers on Party A’s platform. Both parties agree that Party A shall provide services for Party A’s customers through its website or software system; Party B is authorized by Party A’s customers and provides account maintenance services as required by Party A. Party A shall pay technical service fees to Party B and handle other related cooperation matters as agreed by both parties.

In the Agreement, either party may be referred to as “the party”, and Party A and Party B collectively referred to as “both parties”.

I. Definitions and Interpretation

1.1.	Partner: The partners mentioned in the Agreement are Party A and Party B.
1.2.

Service agent: Also called “service provider”, it refers to the main body of the company that provides services such as promotion account optimization, material production and uploading for Party A’s customers in its own name with the consent of Party A and its customers according to the requirements and authorization of Party A’s customers. In the Agreement, it refers to Party B.

1.3.	Party A’s software system (referred to as “Party A’s System”):

It refers to the network technology software system developed and operated by Party a or its related parties, through which Party A’s customers or Party B authorized by them can directly upload designated information; at the same time, the functions of the system also include statistical management of the number of clicks and views assuming that the designated information of Party A’s customers can be finally clicked and viewed by users.

1.4.	Party A’s service platform (referred to as “Party A’s Platform”):

It refers to the client software or platform (including the released retrospective versions and versions to be released in the future) which is configured and applied to Android, IOS and other mobile terminal operating platforms and owned by Party A or its related parties according to law or based on cooperation between Party B and other third parties as well as the related websites (hereinafter referred to as “Party A’s Website”) which Party A has right to operate.

1.5.	Designated information:

It refers to the information content maintained, uploaded or provided by Party B as authorized by Party A’s customers upon confirmation by the latter, including but not limited to links, text descriptions, pictures and videos, as well as pages appearing after clicking.

1.6.	Service fee:

It refers to technical service fee that Party A shall pay to Party B for using the services provided by Party B as listed in the Agreement, which may be referred to as “service fee” herein.

1.7.	Party A’s customers/Customers:

They refer to the civil and commercial subjects that push advertisements or submit promotion needs through Party A’s System, including advertisers and advertisers’ agents.

II. Contents and Methods of Cooperation

2.1.	The Agreement shall be valid from [January] [1], [2022] to [December] [31], [2022].
2.2.

Party A and Party B confirm that after Party A obtains written or e-mail confirmation from its customers, Party B shall maintain the advertising push account as required by Party A targeting matters entrusted by Party A’s customers. Party B will provide services according to the operation of Party A’s customers in Party A’s System, and enable the designated keywords and designated information of Party A’s customers to be displayed in the foreground, or information to be dynamically collected, processed, stored, retrieved and calculated according to certain rules, and data processing results to be obtained. The use requirements of Party A’s System should be met at the same time.

2.3.

All designated information uploaded by Party B on Party A’s System/Platform/Website shall comply with current laws and regulations of China, and there shall be no infringement of the legal rights of other third parties.

2.4.	The above designated information shall be approved by Party A before it can be displayed or optimized by services. Once approved, the designated information shall not be modified or changed at will.
2.5.

For Party B or Party A’s customer who need to use Party A’s System, if Party B or Party A’s customer registers itself through Party A’s System and becomes a registered user of the system, Party B can independently operate the designated keywords and designated information through Party A’s System. The operation of Party B shall comply with the specification requirements of Party A and the requirements of laws, regulations and policies. Party B shall keep secret its user name and password for login of Party A’s System and shall not disclose them to a third party. If Party B improperly keeps its account, the losses caused thereby shall be borne by Party B.

2.6.

Party A and Party B confirm that all statistical data hereunder (including but not limited to PV, UV, cooperation income, clicks and downloads of released information) shall be subject to Party A’s statistical methods and results, unless a third-party data monitoring company is designated to provide statistical data services of push or otherwise agreed by both parties. Party A’s System enables balance enquiry via accounts of Party A’s customers, and Party B can inquire relevant data in real time through Party A’s System Platform upon acquisition of authorization by Party A’s customers. At the same time, Party A guarantees the objectivity and truthfulness of the statistical data.

2.7.

If Party B has any objection to the statistical data, it shall raise a written objection to such data in the previous month before the first three working days of the next month, and both parties shall jointly confirm the data. If Party B does not raise a written objection during the aforesaid period, it shall be deemed that Party B has accepted Party A’s statistical data on clicks of last month and that Party A is qualified to perform the service of last month.

2.8.

If Party B wants to cooperate with Party A and/or its affiliates in any business agency other than service agency, it may sign an agency cooperation agreement separately upon consent of Party A and/or its affiliates, and Party B shall provide services as entrusted by Party A’s customers.

III. Special Agreement on Rights and Obligations

3.1.	Representations and warranties of Party A and Party B for qualification

3.1.1.Both parties guarantee that it is an independent legal person legally incorporated and validly existing in accordance with the relevant laws of the People’s Republic of China, and meanwhile fully enjoys the legal capacity for civil rights and civil conduct, which is sufficient to enable it to exercise its rights and perform its obligations hereunder. Meanwhile, when both parties exercise their rights or perform their obligations hereunder, their actions will not violate any restrictions of applicable laws binding on them, nor will they infringe on the legitimate rights and interests of any third party outside the Agreement;

3.1.2.

The legal representatives or authorized agents of both parties have obtained full and complete legal qualifications or authorization to sign the Agreement on behalf of their respective legal organizations;

3.1.3.Party B shall inform Party A before changing its equity, company name, legal representative, directors, supervisors and core executives, and Party A has the right to judge whether the above changes have a significant impact on this cooperation and decide whether to continue cooperation. If Party B fails to inform Party A of the above changes in advance, Party A has the right to terminate the cooperation and cancel Party B’s service authority.

3.2.

Party B confirms that Party B shall obtain authorization and entrustment from Party A’s customers in advance, and shall timely provide Party A with the account that is set up and operated by Party B on behalf of Party A’s customers after obtaining authorization. Party A shall notify Party B of the designated sub-account information, service requirements and related materials by e-mail, and Party B shall accept such notification methods and execute them in accordance with Party A’s notification.

3.3.

Party B undertakes to complete the following optimization and maintenance work of the designated advertising push account in strict accordance with the requirements of Party A’s customers and Party A’s System:

3.3.1 According to the requirements of Party A’s customers, operate the advertising materials through Party A’s Service Platform, and complete the modification, uploading and deletion of advertising materials;

3.3.2 For all advertising materials operated by Party B, set the push plan and keywords accurately and reasonably through Party A’s Service Platform, and complete data statistics, including but not limited to keyword-based bidding and target selection.

3.3.3 Other account maintenance, management and optimization services entrusted by Party A’s customers.

3.4.

Party B guarantees that such information resources as text, pictures, videos or links provided by it does not contain any content that violates relevant national laws, regulations, policies, notices, directives and international treaties recognized or acceded to by the People’s Republic of China, including but not limited to contents that endanger national security, have attributes of obscenity, falsehood, fraud, insult, slander, intimidation or harassment, infringe on or are suspected of infringing on intellectual property rights, personal rights or other legitimate rights and interests of others, and violate public order and good customs.

3.5.	Party B’s information shall not involve any content in violation of laws and public order and good customs, including but not limited to:
3.5.1	Endangering national security, revealing state secrets, subverting state power, undermining national unity, and damaging national honor and interests;
3.5.2	Inciting national hatred or discrimination and undermining national unity;
3.5.3	Destroying national religious policy and propagating heresy and feudal superstitions;
3.5.4	Spreading rumors, disturbing social order and undermining social stability;
3.5.5	Spreading obscenity, pornography, gambling, violence, murder, terror or abetting crimes;
3.5.6	Insulting or slandering others and infringing on legitimate rights and interests of others;
3.5.7	Web pages or software content containing viruses or other malicious fee deduction codes;

If Party B violates this clause, Party A has the right to refuse to display or delete such information at any time after display, will not display all the information submitted by Party B through system settings, and has the right to unilaterally terminate the Agreement. Termination of the Agreement does not exempt Party B from paying liquidated damages or assuming the obligation of compensation for losses to Party A, and Party A has the right to deduct the aforesaid amount from the amount payable to Party B.

3.6.

Party B understands and undertakes that any disputes, objections, disputes, requests, demands or appeals between Party A and the customer based on the transactions hereunder due to Party B shall be settled by Party B and the customer, and Party B shall exempt Party A from all responsibilities, including but not limited to tort compensation, compensation for overdue payment, etc.

3.7.

Party A has the right to review the information content and form and qualification of relevant documents provided by Party B. In case any non-compliance with laws and regulations is found or Party A has reason to believe that the content display will bring adverse effects to Party A, Party A has the right to demand Party B to revise the content within 3 days after receiving the written (including e-mail) modification notice from Party A; Party A has the right to refuse to display the content before Party B modifies it according to Party A’s requirements, and Party A shall not bear any responsibility for the service delay caused thereby. If the normal development of Party A’s business is affected due to Party B’s refusal to modify the content or content modification beyond the time limit, Party A has the right to unilaterally terminate the Agreement and demand Party B to compensate it for all economic losses incurred during the delay period.

3.8.

If Party A or its customer needs to modify or replace the designated information, Party B shall complete the modification or replacement within the time according to Party A’s written or systematic notice. The new designated information can only replace the original information after being approved by Party A. If the designated information is modified or replaced without Party A’s review, Party B shall be deemed as breaching the Agreement and shall be handled in accordance with the terms of liability for breach of contract herein.

3.9.

If the third party complains to Party A that the designated information content and the products/services corresponding to the linked pages are illegal or fraudulent and provide legal basis, Party A has the right to immediately make offline or delete concerned products or pages. Meanwhile, Party A will suspend providing services agreed herein. Both parties also confirm that if the complaint by a third party is established, Party A is not required to pay the remaining service fee to Party B. If the relevant contents are provided by Party B without authorization, Party B shall bear all the responsibilities arising therefrom and be responsible for compensating Party A for all the losses arising therefrom.

3.10.	Party A’s approval of the information content of Party B does not exempt Party B from assuming its due responsibilities while its qualification or content violates relevant laws and regulations.
3.11.

In the case that the technical service fee is calculated for a fixed time, if wrong broadcasting or missed broadcasting is caused by Party B, Party B shall provide Party A with supplementary services according to the principle of two supplementary service items per missed broadcasting.

3.12.	Restriction on the transfer of rights and obligations and prohibitive agreement on fraudulent performance

3.12.1 The rights and obligations hereunder shall not be transferred unilaterally by either party in any way unless subject to legal conditions or agreed by both parties in writing;

3.12.2 Both parties hereto shall not damage the interests of users and mutual reputation by fraud and other improper means, and are strictly forbidden to deliberately increase or decrease the clicks or visits by various malicious means for the purpose of obtaining illegitimate benefits. Once found, the act will be deemed as fraudulent performance of the Agreement, and the non-responsible party has the right to terminate the Agreement immediately and unconditionally, and submit it to the national public prosecution organ for judicial handling.

3.13.Both parties undertake to abide by the applicable laws and regulations on protecting personal information and privacy and freedom of correspondence and ensuring the safe operation of the network. Party B undertakes in terms of the transmission of personal information as required for performance of the Agreement:

(1) Personal information has been de-identified in accordance with the requirements of applicable information protection laws before transmission;

(2) The transmitted personal information is complete, accurate and up-to-date;

(3) The transmitted personal information has been provided with security measures such as encryption;

(4) When collecting personal information, it has fulfilled its obligation to inform the subject of personal information in accordance with the requirements of applicable information protection laws, and has obtained the authorization of the subject of personal information to process personal information under the Agreement and provide personal information for Party A; if it involves obtaining personal information from a third party, Party B undertakes to ensure that the third party has fulfilled the above notification and authorization requirements. Party B will provide written proof of such authorization as requested by Party A;

(5) When transmitting personal information to Party A, it has implemented the provisions of applicable laws and the security measures required by Party A;

(6) It undertakes not to transmit personal information collected in violation of applicable information protection laws or without the authorization of the corresponding subject of personal information to Party A.

3.14.

Party B undertakes not to crack Party A’s data or data analysis results by means such as reverse engineering, decompilation or disassembly, or attempt to track, locate or reversely infer the specific user or users’ personal information by other means; all data and information obtained through this cooperation will only be used for the purposes, methods and scope described in the Agreement or other written requirements of both parties, and will not be used for other purposes without written authorization of the other party.

3.15	Both parties undertake that the data obtained in this cooperation will not be transferred across borders to countries and regions outside the People’s Republic of China.

IV. Settlement Terms

4.1.	Both parties agree that the settlement data in the Order Contract shall be based on the statistical platform data of Party A. Party A shall ensure the truthfulness and legality of the statistical data. If Party A or Party B has any objection to the statistical data, it shall raise a written objection to such data in the previous month before the first three working days of the next month. If Party B does not raise a written objection during the aforesaid period, it shall be deemed that both parties have accepted Party A’s statistical data on clicks and that Party A is qualified to perform the service. Data objection does not affect the settlement and payment of the non-objection part.

4.2.

If the error of objection data between both parties does not exceed 5%, the statistical data of Party A shall prevail. If the error of objection data exceeds 5%, both parties shall jointly find out the reasons for the data objection, and negotiate solutions through mutual understanding and accommodation according to the actual reasons. If the reasons cannot be found out, both parties can negotiate a compromise plan. Party A will pay the service fee to Party B according to the quarterly consumption amount and product line of the sub-account maintained by Party B according to the service provider policy, and the specific content shall be subject to the service provider policy confirmed by Party A in writing or by e-mail. Party B shall issue a valid VAT invoice with a tax rate of 6% to Party A in time 10 working days before Party A makes payment. Party A’s invoicing information is as follows:

Name: [Guangzhou Juyao Information Technology Co., Ltd.]

Opening bank and account No.:

Taxpayer identification No.:

Address and Tel:

4.3.	Account information of Party B:

Account holder: Beijing Baosheng Technology Co., Ltd.

Opening bank:

Account No.:

V. Limitation of Liability

5.1.

Party B shall bear all the compensation liabilities for the losses caused by Party A and/or other relevant third parties (including but not limited to compensation, legal fees, attorney fees, notarial fees, etc.) that must be paid according to law due to Party B's violation of the Agreement. Party A has the right to cancel Party B's account in Party A's system at any time after Party A and Party B agree that the above situation occurs, and has the right to deduct the above expenses and/or damages from the amount paid and to be paid by Party A or the amount to be paid by Party B.. Party B shall bear all the compensation liabilities for the losses that Party A and (or) other relevant third parties suffer (including but not limited to compensation, legal fees, attorney fees, notarial fees, etc. that must be paid according to law) due to Party B’s violation of the Agreement. Both parties agree that Party A has the right to cancel Party B’s account in Party A’s System at any time after the above situation occurs, and deduct the above expenses and/or loss compensation from the amount already paid and to be paid by Party A or the amount to be paid by Party B.

5.2.

In order to protect the rights and interests of both parties, Party A may suspend the provision of services while discovering abnormalities in the information contents and accounts of Party A or the customer.

5.3.

If the above-mentioned third party that complains that the designated information content and the products/services corresponding to the linked pages are illegal or fraudulent and provide legal basis requests Party A to disclose the basic information of Party A, Party B and the customer according to laws, regulations and policies of the competent authority, including and only including name, address and contact information, Party B will accept that Party A’s disclosure does not violate the confidentiality clause of the Agreement. If the competent administrative authority and judicial organ demand Party A to disclose information beyond the above scope, Party A will not violate the relevant confidentiality clause of the Agreement.

5.4.

Party A will provide corresponding security measures using existing technology to ensure the safe and normal provision of service. However, due to possible computer viruses, network communication failures, system maintenance and other factors and possible force majeure events, Party A cannot guarantee the absolute security of the service and normal provision of service under any conditions. Party B shall understand it and shall not require Party A to bear the responsibility under the following circumstances:

(1)	System downtime maintenance;
(2)	Failure of service equipment, communication or any equipment to transmit data or delay, inaccuracy, error, omission, etc.;
(3)	Due to force majeure factors such as typhoon, earthquake, tsunami, flood, power outage, war, terrorist attack, etc., it is impossible to carry out business due to system obstacles;
(4)	Service interruption or delay due to hacker attack, technical adjustment or failure of telecommunications sector, website upgrade, third-party problems, etc.;
(5)	Failure to serve or delay in service caused by government actions and orders of international and domestic courts.
5.5.

Party B confirms that its behavior of providing services is made based on its independent judgment at its own risk. Party B shall be solely responsible for the loss (if any) that may be caused by the loss of its computer system or data.

5.6.	Party B agrees that Party A shall not assume any responsibility under any of the following circumstances:

(1) Failure to provide the service not because of the intention or negligence of Party A;

(2) Party A, Party B and/or any third party suffer losses due to Party B’s intention or negligence;

(3) Party B violates the Agreement or Party A’s system rules. The system rules include the rules listed in the Annex I hereto Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations and the express operation specifications in Party A’s System.

5.7.

Party B is fully responsible for the authenticity, legality, accuracy, and integrity of intellectual property rights and other rights of the network information, designated information content and the goods/services corresponding to the information (if any), so Party B shall independently assume the audit responsibility for the above matters. Party B shall be fully responsible for any disputes, complaints or government penalties arising from the above matters. If Party A first pays compensation or fine, Party B shall make full compensation for Party A’s losses (including but not limited to the fines imposed by administrative law enforcement departments, compensation, legal fees, attorney fees, notarial fees, etc. that must be paid by according to law) within 15 working days. If the relevant liability is caused by Party A, Party B has the right to claim compensation from Party A after assuming the liability.

5.8.

Party A guarantees that its intellectual property rights, operation rights and other rights over Party A’s Platform, Party A’s System and Party A’s Website comply with relevant national laws and regulations, and do not infringe upon the legitimate rights and interests of any subject.

VI. Agreement Responsibility

6.1.	Liability for negligence in contracting

Both parties hereto guarantee that they are legally qualified to engage in the cooperation hereunder and that they are not in breach of the representations and warranties for qualification under Clause 3.1 hereof. In case of contracting negligence or invalidation of the contract due to the disqualification of the subject of the Agreement, the qualified party has the right to unilaterally terminate the Agreement upon written notice, and pursue civil liability against the disqualified party for the actual losses caused by the latter’s contracting negligence.

6.2.

If the contents, information or supporting documents submitted by Party A, Party B or customers involve false propaganda or other violations of relevant laws and regulations, Party A has the right to unilaterally terminate the Agreement, and has the right to require the provider of the aforesaid materials to compensate Party A for all economic losses caused thereby.

6.3.

If Party B violates regulations in the process of providing services, it shall be punished by Party A according to the Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations. For the definition of violations, please refer to the Rules for Judging Violations of Alibaba Intelligent Marketing Platform and Measures for Handling Violations (Annex I).

6.4.	Liability for breach of confidentiality obligation

On the premise of ensuring the integrity and legality of the right to disclose confidential information to the Receiving Party, if the Disclosing Party suffers losses due to the Receiving Party’s refusal to perform its confidentiality obligations hereunder or implements the prohibitive clauses in 6.5, the Receiving Party shall bear the liability for compensation to the Disclosing Party, and the amount of compensation shall be limited to the actual loss of the Disclosing Party. If the Receiving Party’s behavior is seriously negligent or intentional, resulting in serious consequences of leaking secrets, the Disclosing Party has the right to directly pursue the legal responsibility of the Receiving Party to the public prosecution organ through judicial channels.

6.5.

Party B shall sign and accept the Agreement Letter of Integrity and Honesty (Annex), and shall neither provide any form of illegitimate interests for the employees, consultants and close relatives of employees or consultants of Party B and its affiliates, or conduct other acts that violate the contents of the Agreement Letter of Integrity and Honesty. Otherwise, Party B agrees that Party A has the right to terminate the Agreement immediately, and Party B shall bear the liability for breach of contract to Party A by (a) taking 30% of all expenses already paid to it by Party A under the Agreement as liquidated damages; or (b) providing the total amount of any form of illegitimate interests as liquidated damages, whichever is higher.

6.6.	Liability for breach of contract in defective performance of payment obligation

In case both parties have agreed on the payment date and payment days, after Party A provides Party B with the technical services hereunder, if Party B refuses to punctually perform or delays its performance of its obligations to Party A, Party A has the right to demand Party B to correct the defective performance behavior and pursue liquidated damages against Party B at 5 ‰ of the total amount due to be settled in the current month per day. If Party B has defective performance for ten (10) days, Party A has the right to unilaterally terminate the performance under the Agreement and refuse to pay any money to Party B.

6.7.	Other liability clauses as agreed in other provisions hereof.

VII. Confidentiality and Website System Security

7.1.	The confidential information involved in the Agreement mainly specifies the following contents
7.1.1

Management information, including but not limited to: business planning and plan, production and operation performance and financial data, existing and expected customer and supplier information, financial information, human resources data, business operation documents, and other similar information;

7.1.2

Technical information, including but not limited to: know-how and ideas, design, process flow, technology and integration scheme, implementation plan, consulting report, computer program (including source program and object code), and other similar information;

7.1.3

Information provided by both parties in order to realize the purpose of the contract in the early stage of or during the cooperation, including but not limited to: cooperation contract, agreement, meeting minutes, overall implementation and process details of the project (including but not limited to: all the information learned by the customer through the inquiry channel of Party A), and other similar information.

7.1.4	Other confidential information indicated in a certain form.

7.2.	The following information will not be regarded as confidential information
7.2.1	Information that is known to the public when it is obtained.
7.2.2	Information that is known to the public on the Receiving Party’s part after being obtained.
7.2.3	Express information obtained from a third party with legal rights, without the obligation to keep it confidential.

7.3.	Release of confidentiality obligation
7.3.1	The information has been or will be made available to the public for reasons not attributable to the Receiving Party.
7.3.2	The Disclosing Party provides the information to a third party without requiring the latter to perform the confidentiality obligation.
7.3.3

There is objective evidence that the Receiving Party has known or obtained the information transmitted by the Disclosing Party before accepting such information. Or the Receiving Party has independently developed in this respect by relying on persons who do not have direct or indirect access to the confidential information provided by the Disclosing Party.

7.3.4

It is impossible to continue confidentiality due to the compulsory order or execution of the administrative organ or judicial organ. If the Receiving Party is unable to notify the Disclosing Party before or when the information is forced to be disclosed, it shall give the Disclosing Party a timely and reasonable written notice after the forced disclosure.

7.3.5	The legal conditions for discharging the confidentiality obligation have been met.

7.4.	Right statement of the Disclosing Party

The Disclosing Party shall guarantee the accuracy and completeness of the confidential information that it discloses to the Receiving Party. The Disclosing Party has the complete and lawful right to disclose part or all of the confidential information to the Receiving Party.

7.5.	Right exercise and confidentiality obligation of the Receiving Party

The Receiving Party has the right to authorize employees (including but not limited to employees of its branches) who are required to know the confidential information due to business needs to use and access to such information. In addition, such employees know and agree to comply with the relevant provisions of the Agreement. It is sufficient to for employees to comply with all the terms of the Agreement by performing an appropriate written agreement between them and the Receiving Party. Without the prior written authorization or consent of the Disclosing Party, the Receiving Party shall not:

7.5.1	Disclose any confidential information to any third party;
7.5.2	Use confidential information for the benefit of a third party;
7.5.3	Use confidential information for purposes other than those hereunder.

7.6.	Statement of collateral obligations

This confidentiality obligation is a statutory collateral obligation for the performance of the Agreement. After the completion and termination of the Agreement, the obligations involved in the above confidentiality clauses shall not be exempted by the termination of the Agreement except in accordance with the terms and conditions of Clause 6.3.

7.7.	System security:

Party A and Party B shall ensure the security of their own website and the customer’s website and system operation, and the transmitted information shall not contain any malicious codes and programs, will not affect the normal operation of the website system and will not infringe on the legitimate rights and interests of users and customers.

VIII. Termination Clause

8.1.	Both parties agree that either party may terminate the cooperation in advance in writing if it completes the following matters:

8.1.1 Both parties confirm that the cooperation on each platform has been completed;

8.1.2 The financial settlement of transactions is completed.

8.2.	Both parties agree that either party has the right to terminate the contract by giving a written notice to the other party under any of the following circumstances:

8.2.1 If either party goes bankrupt or enters bankruptcy liquidation procedure, the procedure has not been revoked within 14 natural days;

8.2.2 The revocation, revocation of business license and dissolution of either party’s subject;

8.2.3 Either party is unable to continue to perform the Agreement due to force majeure events;

8.2.4 Party A fails to pay the service payment in full and on time within the payment time agreed by both parties, and fails to pay the service fee in full after being urged by Party B;

8.2.5 Party A may notify the other party by e-mail seven working days in advance according to its own business needs to terminate the Agreement, which is not regarded as a breach of contract. If the Agreement is terminated, in order to protect the interests of the customer, if the customer still has unconsumed prepayment, the unconsumed amount shall be postponed for consumption until it is consumed. Or Party A may receive a refund according to its refund process;

8.2.6 The business agent/service provider signs the cooperation access document with Party A before formal cooperation (agreement on relevant cooperation preconditions), and the commercial agent/service provider fails to meet the conditions and standards agreed in the access document;

8.2.7 The business agent/service provider has chosen to accept the assessment by Party A and fails to pay the deposit (if any) in full and on time according to the assessment rules, or Party A fails to meet the assessment standards, seriously violates regulations or suffers major complaints, etc.;

8.2.8 The business agent/service provider transfers any rights and obligations hereunder to a third party in any form without the written consent of Party A;

8.2.9 The business agent/service provider uses the brand, trademark and enterprise name of Party A and its affiliates fraudulently or beyond the scope as agreed in the Agreement, or Party A and its affiliates suffer from goodwill loss due to the business agent/service provider’s promotion in violation of laws and regulations;

8.2.10	Other termination matters agreed herein.

IX. Miscellaneous

9.1.

Party B agrees to abide by the relevant rules concerning services published and updated by Party A from time to time through its system, including but not limited to information uploading, click statistics management, etc.

9.2.

During the validity of the Agreement, either party shall not use the other party’s brand and logo without authorization except as expressly stipulated in the Agreement. After the termination of the Agreement, neither party shall use the other party’s brand and logo for any commercial purpose without authorization.

9.3.

The entry into force, interpretation, execution, jurisdiction and dispute settlement of the Agreement shall be governed by the laws of the Mainland of the People’s Republic of China. Any dispute arising from or in connection with the Agreement shall be under the jurisdiction of Tianhe District People’s Court of Guangzhou of the place where the Contract is signed.

9.4.

Any notices and written letters between the parties must be in Chinese and sent by e-mail, fax, personal service (including express mail) or registered mail to the mailing address specified in the first part of the Agreement.

9.5.

If the notices and letters are delivered by facsimile, the date of receipt shall be the exact time shown in the facsimile transmission record; provided that if the fax is sent after five (5) pm on that day, or the time of the place of the Receiving Party is not a working day, the date of receipt shall be the working day following the time of the place of the Receiving Party; if the notices and letters are delivered by e-mail, they shall be deemed to have been served on the next working day from the date of sending the e-mail; if the notices and letters are delivered by personal service (including express mail), the date of receipt shall be the date of receipt by the Receiving Party.

9.6.

Party B and its related parties know and agree that Party A has the right to adjust the current platform name (referring to “Intelligent Marketing Platform of Alibaba Intelligent Information Business Group” or “Alibaba Intelligent Marketing Platform”). If Party A adjusts the platform name, it does not need to notify Party B and its related parties separately. The name of Party A’s Platform shall be subject to Party A’s publicity or notice. The change to the name of Party A’s Platform does not affect the rights and obligations of both parties under the original platform name, and Party B shall still abide by the original platform management system and rules.

9.7.

Both parties agree that the following email address is the designated contact information. Both parties shall communicate with each other on the specific implementation of the matters agreed herein. During the period when the Particular Terms and Conditions are not signed, both parties can conduct cooperation according to the cooperation standards agreed by the above-mentioned contact persons through the agreed mailbox, and the content expression (without changing the substance of the Agreement) can be used as the basis for both parties to implement the Agreement, specifically as follows: E-mail with suffix of @alibaba-inc.com designated by Party a shall serve as the contact information for both parties to notify each other and confirm the content;

E-mail with suffix of bsacme.com designated by Party B (or mailbox) shall serve as the contact information for both parties to notify each other and confirm the content;

If the contact information changes within the validity period of cooperation, the other party shall be notified in time. Otherwise, any loss caused by failure to notify in time shall be borne by the party who is indolent to notify the other party.

9.8.

The annexes hereto constitute an integral part of the Agreement and have the same legal effect as the text of the Agreement. In case of any inconsistency between the contents of the annexes and the text of the Agreement, the text of the Agreement shall prevail. The annexes hereto include:

Annex I: Management Measures for KA Agents of Alibaba Intelligent Marketing Platform

Annex II: Agreement Letter of Integrity and Honesty

Annex III: Scanned copy of Party B’s business license (stamped with the official seal of Party B)

9.9.	The Agreement shall come into force after being sealed by both parties. The text of the Agreement shall be made in duplicate, each of which shall be held by each party.

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Party A: Beijing Baosheng Technology Co., Ltd.	Party B: Guangzhou Juyao Information Technology Co., Ltd.

(Seal)	(Seal)

Date of signing: January 1, 2022

Annex I: Management Measures for KA Agents of Alibaba Intelligent Marketing Platform

Annex II: Agreement Letter of Integrity and Honesty

Annex III: Scanned copy of Party B’s business license (stamped with the official seal of Party B)

Supplementary Agreement

Party A: Beijing Baosheng Technology Co., Ltd.

Party B: Guangzhou Juyao Information Technology Co., Ltd.

Based on the principle of mutual benefit and reciprocity, both parties sign the Agreement on the relevant provisions of rewards through friendly negotiation:

Article 1: Supplementary content

1.1Reward

Both parties agree that the rewards paid by Party B to Party A under the original agreement are the sales discounts provided by Party B based on the actual accumulated consumption amount of Party A.

1.2Invoicing

After both parties jointly confirm the discount amount, Party A shall issue the Red Letter VAT Special Invoice Information Form (hereinafter referred to as the Information Form) to Party B in time, and Party B shall issue the Red Letter VAT Special Invoice to Party A after receiving the Information Form and confirming it is correct.

1.3 Other contents of the original agreement remain unchanged.

Article 2 Signature and others

2.1 In case of any inconsistency between the Agreement and the original agreement, the Agreement shall prevail; any matters not agreed herein shall be implemented according to the original agreement.

2.2 The Agreement shall come into force after both parties affix their legal seals and be made in duplicate. Each copy has the same legal effect and is held by each party.

Party A: Beijing Baosheng Technology Co., Ltd.	Party B: Guangzhou Juyao Information Technology Co., Ltd.

Seal:	Seal:

Date of signing:	Date of signing: January 24, 2022